UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 24, 2017

ASHFORD INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-36400	46-5292553
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 24, 2017, Ashford Inc. (the “Company”) announced entry into an agreement amending the Third Amended and Restated Advisory Agreement, dated as of June 10, 2015, among the Company, Ashford Hospitality Prime, Inc. (“AHP”) and certain of their respective affiliates (the “Existing Agreement”).  These changes are reflected in an amended and restated agreement (the “Amended Agreement”) that will be effective upon approval by AHP’s stockholders.

A special committee of the Company’s board of directors, comprised solely of independent directors, with the assistance of legal counsel retained by the committee, engaged with a special committee of AHP’s board of directors to negotiate the Amended Agreement.

A copy of the Amended Agreement is attached as an exhibit to this Form 8-K and is incorporated herein by reference. Material terms of the Amended Agreement include, without limitation, the following terms:

●	AHP will make a cash payment to the Company of $5.0 million at the time the Amended Agreement becomes effective;

●	the termination fee payable to the Company under the Existing Agreement has been amended by eliminating the 1.1x multiplier and tax gross up components of the fee;

●
the Company will disclose publicly the revenues and expenses used to calculate “Net Earnings” on a quarterly basis which is used to calculate the termination fee; the Company will retain an accounting firm to provide a quarterly report to AHP on the reasonableness of the Company’s determination of expenses, which will be binding on the parties;

●	the right of the Company under the Existing Agreement to appoint a “Designated CEO” has been eliminated;

●	the right of the Company to terminate the Existing Agreement due to a change in a majority of the “Company Incumbent Board” (as defined in the Existing Agreement) has been eliminated;

●
AHP will be incentivized to grow its assets under a “growth covenant” in the Amended Agreement under which AHP will receive a deemed credit against a base amount of $45.0 million for 3.75% of the total purchase price of each hotel acquired after the date of the Amended Agreement that was recommended by the Company, netted against 3.75% of the total sale price of each hotel sold after the date of the Amended Agreement. The difference between $45.0 million and this net credit, if any, is referred to as the “Uninvested Amount.” If the Amended Agreement is terminated, other than due to certain acts by the Company, AHP must pay the Company the Uninvested Amount, in addition to any other fees payable under the Amended Agreement;

●
the Amended Agreement requires AHP to maintain a net worth of not less than $390 million plus 75% of the equity proceeds from the sale of securities by AHP after December 31, 2016 and a covenant prohibiting AHP from paying dividends except as required to maintain its REIT status if paying the dividend would reduce AHP’s net worth below the required minimum net worth;

●	the initial term of the Amended Agreement ends on the 10th anniversary of its effective date, subject to renewal by the Company for up to seven additional successive 10-year terms;

●	the base management fee payable to the Company will be fixed at 70 bps, and the fee will be payable on a monthly basis;

●	reimbursements of expenses to the Company will be made monthly in advance, based on an annual expense budget, with a quarterly true-up for actual expenses;

●	the right of AHP to terminate the agreement due to a change of control of the Company has been eliminated;

●
the rights of AHP to terminate the agreement at the end of each term upon payment of the termination fee based on the parties being unable to agree on new market-based fees or the Company’s performance have been eliminated; however, the Amended Agreement provides a mechanism for the parties to renegotiate the fees payable to the Company at the end of each term based on then prevailing market conditions, subject to floors and caps on the changes;

●
if a Change of Control (as defined in the Amended Agreement) is pending, AHP has agreed to deposit not less than 50%, and in certain cases 100%, of the applicable termination fee in escrow, with the payment of any remaining amounts owed to the Company secured by a letter of credit or first priority lien on certain assets;

●
AHP’s ability to terminate the Amended Agreement due to a material default by the Company is limited to instances where a court finally determines that the default had a material adverse effect on AHP and the Company fails to pay monetary damages in accordance with the Amended Agreement; and

●	if AHP repudiates the Amended Agreement, AHP will be liable to the Company for a liquidated damages amount.

The foregoing is intended only as a summary of certain terms of the Amended Agreement.  It is not a complete description of the Amended Agreement and is subject to and qualified in its entirety by reference to the Amended Agreement, a copy of which is filed as an exhibit to this Current Report.

Safe Harbor for Forward-Looking Statements

This document contains statements that are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations or beliefs about future events. These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors. Further information and risks regarding factors that could affect the Company’s business, operations, financial results or financial positions are discussed from time to time in the Company’s SEC filings and reports, including its Annual Report on Form 10-K for the year ended December 31, 2015. The stockholders of the Company and other readers are cautioned not to put undue reliance on any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description
10.1	Fourth Amended and Restated Advisory Agreement

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHFORD INC.

Date: January 25, 2017	By:	/s/ David A. Brooks
Name: David A. Brooks
Title: Chief Operating Officer and General Counsel